August 4, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

FHLBNY Announces Second Quarter Operating Highlights

On July 29, the Federal Home Loan Bank of New York announced our results for the second quarter of 2020. The second quarter was a new experience for our franchise – it was the first full quarter in our history in which we operated from a remote posture. But our focus on our members and our commitment to our mission remained the same. Throughout the first half of 2020, as our region and our nation grappled with the COVID-19 pandemic and resulting economic turmoil, our consistently strong performance helped continue to position the FHLBNY as a stable and reliable partner for our members. In the second quarter, we posted net income of $137.5 million. And while advances declined from their record high at the onset of the pandemic, we closed the quarter with $113.8 billion in liquidity flowing through members to communities across our District. This level of advances reflects our role as a trusted liquidity partner for our member, while also displaying our ability to seamlessly expand and contract in size to meet current member needs, a hallmark of our scalable business model. At the FHLBNY, we take great pride in our reliability, even amid a most challenging operating environment.

Continuous Community Support

Our cooperative is a proud partner to the communities we serve, and we will continue to support our District’s local lenders, small businesses and non-profit organizations as they continue to deal with the effects of the pandemic. We have seen significant member interest in our Small Business Recovery Grant Program, with members accessing $8 million in funding to provide grants to help more than 700 small businesses and nonprofit organizations address the challenges presented by the pandemic.

We have also seen significant member activity in our Homebuyer Dream Program (“HDP”). On August 3, we launched the third installment of 2020 HDP funds, making $3 million available to our members for the submission of reservation requests. Through the first three funding periods, members have accessed $9 million in HDP funds, with our final 2020 HDP allocation of $3 million expected to be made available in September. These grants will help create homeownership opportunities for households across our District, helping to build the personal, family and community stability that homeownership provides. We are also well-positioned to continue to support our communities through the pandemic and beyond: through the first half of 2020, we have set aside $27 million from our earnings to be made available through our Affordable Housing Program in 2021.

Our ability to support our communities throughout the pandemic does not stop at our grant programs. In response to the pandemic, the Federal Home Loan Banks have worked with the Federal Housing Finance Agency (“FHFA”) – our regulator – to increase access to our Community Investment Cash Advance – Disaster Relief Funding (“CICA-DRF”) program to assist a variety of institutions. We are pleased to announce that Paycheck Protection Program-eligible entities that would not have previously qualified as eligible small businesses under applicable program regulations are now approved to be beneficiaries of this funding. This expanded eligibility will remain in effect through December 31, 2020. This means that, going forward, these advances will be able to support small businesses, faith-based organizations and other community-focused entities across our region.

FHLBNY to Launch New Mortgage Purchase Program

On July 16, I received a letter from the FHFA stating that the FHLBNY had satisfied our regulator’s conditions for approval of our new Mortgage Asset Program (“MAPSM”). MAP offers our members a secondary market outlet to sell loans to the FHLBNY, and was developed based on member feedback. MAP, a “true-sale” program, will help members be more competitive in offering fixed-rate mortgage loan products, is operationally user-friendly, and offers attractive pricing for members. MAP will launch in the fourth quarter of this year and replace the Mortgage Partnership Finance (“MPF”) program. We are very excited to offer this robust business opportunity to our members, and last month we hosted a series of MAP webinars to discuss its key features and benefits. As we draw closer to the launch date, we plan on holding additional sessions. Of course, if you have any questions on MAP, please contact your Relationship Manager at (212) 441-6700, or the MAP team at AMA@fhlbny.com

The pandemic has certainly created significant disruptions in our economy and our way of life. But, as reflected in our strong earnings and advance levels, our products and our programs, the FHLBNY’s commitment to our members is unwavering. As we continue to move through the second half of the year, we are well-positioned to remain your trusted partner.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.